Exhibit (a)(1)(i)

THE OFFER TO PURCHASE

ALLIANCEBERNSTEIN NATIONAL MUNICIPAL INCOME FUND, INC. (THE “FUND”)

DATED NOVEMBER 9, 2018

OFFER TO PURCHASE FOR CASH UP TO 100% OF THE FUND’S OUTSTANDING

SERIES M AUCTION PREFERRED SHARES (01864V203)

SERIES T AUCTION PREFERRED SHARES (01864V302)

SERIES W AUCTION PREFERRED SHARES (01864V401)

SERIES TH AUCTION PREFERRED SHARES (01864V500)

(“AUCTION PREFERRED STOCK”)

AT 98.75% OF THE LIQUIDATION PREFERENCE

OF $25,000 PER SHARE (OR $24,687.50 PER SHARE), PLUS ANY UNPAID DIVIDENDS ACCRUED

THROUGH THE TERMINATION DATE

THE OFFER AND WITHDRAWAL RIGHTS WILL TERMINATE AT 5:00 P.M. NEW YORK CITY TIME ON DECEMBER 13, 2018,

UNLESS THE OFFER IS EXTENDED

THIS OFFER TO PURCHASE AND THE ACCOMPANYING LETTER OF TRANSMITTAL (WHICH, TOGETHER WITH ANY AMENDMENTS OR SUPPLEMENTS THERETO, COLLECTIVELY CONSTITUTE THE “OFFER”) IS BEING MADE TO ALL HOLDERS OF AUCTION PREFERRED STOCK AND IS CONDITIONED ON THE FUND’S ISSUANCE OF NEW PREFERRED STOCK WITH AN AGGREGATE LIQUIDATION PREFERENCE AT LEAST EQUAL TO THE AGGREGATE LIQUIDATION PREFERENCE OF AUCTION PREFERRED STOCK ACCEPTED IN THE OFFER, AND CERTAIN OTHER CONDITIONS.

NONE OF THE FUND, ITS BOARD OF DIRECTORS OR ALLIANCEBERNSTEIN L.P. (“ADVISER”), THE FUND’S INVESTMENT ADVISER, MAKES ANY RECOMMENDATION AS TO WHETHER TO TENDER OR NOT TO TENDER SHARES IN THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN AND IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND, ITS BOARD OF DIRECTORS OR THE ADVISER. THE FUND HAS BEEN ADVISED THAT NO DIRECTOR OR OFFICER OF THE FUND INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR ON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

IMPORTANT

Any holder (“Auction Preferred Stockholder”) of the Fund’s Series M Auction Preferred Shares, Series T Auction Preferred Shares, Series W Auction Preferred Shares or Series TH Auction Preferred Shares (collectively, “Auction Preferred Stock”) desiring to tender any portion of such holder’s Auction Preferred Stock to the Fund should deliver such Auction Preferred Stock pursuant to the procedures for book-entry transfers set forth in Section 3 of this Offer to Purchase prior to the termination date of the tender offer. If your Auction

Preferred Stock is registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Auction Preferred Stock for you. The Fund reserves the absolute right to reject Auction Preferred Stock determined not to be tendered in appropriate form.

If you want to tender your Auction Preferred Stock and your Auction Preferred Stock is not immediately available, or you cannot comply with the procedures for book-entry transfers described in the Offer on a timely basis, you may tender such Auction Preferred Stock by following the procedures for guaranteed delivery set forth in Section 3 of this Offer to Purchase. The Fund may reject any tender not fully in compliance with these procedures.

Questions about how to tender your Auction Preferred Stock and requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to Georgeson LLC, the Information Agent, in the manner set forth on the last page of this Offer to Purchase.

To tender your Auction Preferred Stock, you must follow the procedures described in this Offer to Purchase, the Letter of Transmittal and the other documents related to the Offer. If you do not wish to tender your Auction Preferred Stock, you need not take any action.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

November 9, 2018

SUMMARY TERM SHEET

SECURITIES SOUGHT

Up to 100% of the Fund’s:

Auction Preferred Shares Series M (01864V203)

Auction Preferred Shares Series T (01864V302)

Auction Preferred Shares Series W (01864V401)

Auction Preferred Shares Series TH (01864V500)

PRICE OFFERED PER SHARE	98.75% of the liquidation preference of $25,000 per share (or $24,687.50 per share), plus any unpaid dividends accrued until 5:00 p.m., New York City time, on December 13, 2018

SCHEDULED TERMINATION DATE	December 13, 2018

PURCHASER	AllianceBernstein National Municipal Income Fund, Inc.

The following are some of the questions that you may have and answers to those questions. You should carefully read this Offer to Purchase and the Fund’s letter of transmittal (the “Letter of Transmittal” which, together with any amendments or supplements thereto, collectively constitute the “Offer”) in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the Offer.

What is the Offer?

The Board of Directors of AllianceBernstein National Municipal Income Fund, Inc. (the “Fund”) has authorized the Fund to conduct a tender offer to purchase for cash up to 100% of the Fund’s Auction Preferred Shares Series M, Auction Preferred Shares Series T, Auction Preferred Shares Series W and Auction Preferred Shares Series TH , par value $0.001 per share (the “Auction Preferred Stock”), at 98.75% of the liquidation preference of $25,000 per share (or $24,687.50 per share), plus any unpaid dividends accrued until 5:00 p.m., New York City time, on December 13, 2018, or such later date to which the Offer is extended (the “Termination Date”), upon specified terms and subject to (i) the closing of the proposed private offering of New Preferred Stock (as defined and described in Section 5 of this Offer to Purchase) and (ii) certain other conditions as set forth in the tender offer documents. The Auction Preferred Stock is not listed on any securities exchange and there is no established trading market for the Auction Preferred Stock.

Why is the Fund making the Offer?

The Offer is being made in connection with a proposal to refinance the Fund’s current leverage represented by the outstanding Auction Preferred Stock. The Fund uses leverage to seek to enhance the distributions and investment return available over time to the Fund’s common stockholders by seeking to earn a rate of portfolio return (which includes the return related to investments made with proceeds from leverage) that exceeds the leverage costs. Consistent with patterns in the broader market for auction rate securities, beginning in February 2008, each auction of the Auction Preferred Stock has not attracted sufficient clearing bids for there to be a successful auction, and the Fund believes that such auctions are unlikely to re-start in the foreseeable future. A failed auction is not a default on, or loss of capital of, the Auction Preferred Stock, and in the case of a failed auction, the Fund continues to pay dividends, but at the specified maximum rate rather than at a market clearing rate. However, as a result of the failed auctions, holders of the Auction Preferred Stock who desire to sell their Auction Preferred Stock have been unable to do so in the auction process. The Fund also believes that no well-established secondary market for auction rate securities exists today.

AllianceBernstein L.P. (the “Adviser”), the Fund’s investment adviser, regularly reviews leverage alternatives for the Fund, including in connection with applicable economic conditions and interest rates, as part of its ongoing investment advisory responsibilities. In light of the continued auction failures, the Adviser’s economic and interest rate outlook, and the general market conditions for auction preferred stock, the Adviser evaluated alternative leverage solutions that it believes would provide liquidity for the holders of the Preferred Stock and also be in the best interests of the Fund’s common stockholders and the Fund as a whole. In November 2018, the Board of Directors of the Fund approved a proposal presented by the Adviser to refinance the Fund’s current leverage by (i) conducting the Offer for the Auction Preferred Stock at a price reflecting up to 98.75% of the liquidation preference and (ii) issuing New Preferred Stock with an aggregate liquidation preference at least equal to the aggregate liquidation preference of Auction Preferred Stock accepted in the Offer.

None of the Fund, its Board of Directors or the Adviser has made any recommendation to any stockholder as to whether to tender or refrain from tendering Auction Preferred Stock. Stockholders are urged to evaluate carefully all information in the tender offer documents, consult their own investment and tax advisers and make their own decisions whether to tender or refrain from tendering their Auction Preferred Stock.

Are there conditions to the Offer?

The Offer is conditioned upon the closing of the proposed private offering of New Preferred Stock. The Offer is also subject to certain other conditions as described in Section 12 of this Offer to Purchase.

When will the Offer terminate, and may the offer be extended?

The Offer will terminate at 5:00 p.m., New York City time, on December 13, 2018, unless extended. The Fund may extend the period of time the Offer will be open by issuing a press release or making some other public announcement by no later than 9:00 a.m., New York City time, on the next business day after the Offer otherwise would have terminated. See Section 1 of this Offer to Purchase.

If you hold your Auction Preferred Stock directly, you have until the Termination Date to decide whether to tender your Auction Preferred Stock in the Offer. If your Auction Preferred Stock is registered in the name of your broker or other Nominee Holder (as defined below), you may need to decide whether to tender your Auction Preferred Stock in the Offer before the Termination Date, in order to allow such Nominee Holder time to tender your Auction Preferred Stock. You should consult your broker or other Nominee Holder to determine if there is an earlier deadline by which you must inform such Nominee Holder of any decision to tender your Auction Preferred Stock and provide to such Nominee Holder any other required materials.

How do I tender my Auction Preferred Stock?

To tender Auction Preferred Stock in the Offer, you must deliver the Auction Preferred Stock to The Bank of New York Mellon (the “Depositary”) not later than the time the Offer terminates. If your Auction Preferred Stock is held in street name by your broker or other Nominee Holder, such Nominee Holder can tender your Auction Preferred Stock through The Depository Trust Company. See Section 3 of this Offer to Purchase, which describes procedures for tendering your Auction Preferred Stock.

Is there any cost to me to tender?

No fees or commission will be payable to the Fund in connection with the Offer. However, if you own Auction Preferred Stock through a broker or other Nominee Holder, and your broker or other Nominee Holder tenders your Auction Preferred Stock on your behalf, your broker or other Nominee Holder may charge you a fee for doing so. You should consult your broker or other Nominee Holder to determine whether any charges will apply.

May I withdraw my Auction Preferred Stock after I have tendered and, if so, by when?

Yes, you may withdraw your Auction Preferred Stock at any time until 5:00 p.m., New York City time, on the Termination Date. If your Auction Preferred Stock is registered in the name of your broker or other Nominee

Holder, contact that Nominee Holder to withdraw your tendered Auction Preferred Stock. You may need to allow such Nominee Holder additional time to withdraw your tendered Auction Preferred Stock. You should consult your broker or other Nominee Holder to determine if there is an earlier deadline by which you must inform such Nominee Holder of any decision to withdraw your tendered Auction Preferred Stock.

A withdrawal may not be rescinded, but withdrawn Auction Preferred Stock may be re-tendered by following the tender procedures before the Offer terminates (including any extension period). See Section 4 of this Offer to Purchase.

How do I withdraw previously tendered Auction Preferred Stock?

A notice of withdrawal of tendered Auction Preferred Stock must be timely received by the Depositary, and must specify the name of the Auction Preferred Stockholder who tendered the Auction Preferred Stock and the number of shares of Auction Preferred Stock being withdrawn (which must be all of the Auction Preferred Stock tendered). See Section 4 of this Offer to Purchase.

May I place any condition on my tender of Auction Preferred Stock?

No.

Is there a limit on the number of shares of Auction Preferred Stock I may tender?

No.

Must I tender all of my Auction Preferred Stock for repurchase?

No. You may tender for repurchase all or part of the Auction Preferred Stock you own.

Does the Fund have the financial resources to make payment?

Assuming the Fund purchases 100% of its outstanding Auction Preferred Stock at 98.75% of the liquidation preference of $25,000 per share (or $24,687.50 per share), the total cost, not including fees and expenses incurred in connection with the Offer, will be approximately $90,973,437.50, plus any unpaid dividends accrued through the Termination Date. The Fund intends to use the proceeds from the proposed private offering of New Preferred Stock and/or use cash on hand or sell securities in the Fund’s investment portfolio to pay the purchase price for Auction Preferred Stock tendered and accepted for payment. See Section 5 of this Offer to Purchase.

Is my sale of Auction Preferred Stock in the Offer a taxable transaction for U.S. federal income tax purposes?

For most Auction Preferred Stockholders, yes. The sale of Auction Preferred Stock pursuant to the offer by U.S. Auction Preferred Stockholders (as defined in Section 7 of this Offer to Purchase), other than those who are tax-exempt, will be a taxable transaction for U.S. federal income tax purposes, either as a sale or exchange, or, under certain circumstances, as a dividend. See Section 7 of this Offer to Purchase for a more detailed discussion of certain U.S. federal income tax consequences. Auction Preferred Stockholders are advised to consult their own tax advisors.

Is the Fund required to complete the Offer and purchase all Auction Preferred Stock tendered?

There are certain circumstances in which the Fund will not be required to purchase any Auction Preferred Stock tendered, as described in Section 12 of this Offer to Purchase.

Is there any reason Auction Preferred Stock tendered will not be accepted?

In addition to those circumstances described in Section 12 of this Offer to Purchase in which the Fund is not required to accept tendered Auction Preferred Stock, the Fund has reserved the right to reject any and all tenders determined by it not to be in appropriate form.

If Auction Preferred Stock I tender is accepted by the Fund, how and when will payment be made?

If accepted for payment, the Fund will pay for all validly tendered and not withdrawn Auction Preferred Stock promptly after the Termination Date. The Fund will pay for your validly tendered and not withdrawn Auction Preferred Stock in U.S. dollars by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from the Fund and transmitting such payments to you. In all cases, payment for tendered Auction Preferred Stock will be made only after timely receipt by the Depositary of the Auction Preferred Stock, confirmation of a book-entry transfer of such Auction Preferred Stock, and any other required documents as described in Section 3 of this Offer to Purchase.

What action need I take if I decide not to tender my Auction Preferred Stock?

None.

If I decide not to tender my Auction Preferred Stock in the Offer, how will the Offer affect my Auction Preferred Stock?

If you decide not to tender your Auction Preferred Stock, you will still own the same number of shares of Auction Preferred Stock, and the terms of the Auction Preferred Stock will remain the same. The Auction Preferred Stock is not listed on any securities exchange and there is no established trading market for the Auction Preferred Stock of which the Fund is aware. Since February 2008, the periodic auctions for the Auction Preferred Stock have consistently “failed” because of insufficient demand (bids to buy shares) to meet the supply (shares offered for sale) at each auction. As a result, holders desiring to sell their Auction Preferred Stock through auctions have been, and in the future may be, unable to do so and, even if they can sell their Auction Preferred Stock, may only be able to sell at a substantial discount to the liquidation preference of Auction Preferred Stock outside of the auction process. If you do not tender your Auction Preferred Stock, the Fund cannot assure you that you will be able to sell your Auction Preferred Stock in the future; you may be forced to hold the Auction Preferred Stock indefinitely or you may have to sell your shares of Auction Preferred Stock at a significant discount to their liquidation preference of $25,000 per share.

However, the purchase price of the Auction Preferred Stock in the Offer reflects a 1.25% discount to the liquidation preference of $25,000 per share of Auction Preferred Stock. As a result, Auction Preferred Stockholders who tender their Auction Preferred Stock for purchase by the Fund pursuant to the Offer will realize less than they are entitled to receive upon a liquidation of the Fund (to the extent assets are available in such liquidation). In addition, in the event that the Fund were to effect a redemption of Auction Preferred Stock pursuant to its terms, the Fund would be required to pay a redemption price per share equal to the sum of $25,000 plus an amount equal to accumulated but unpaid dividends thereon (whether or not earned or declared) to (but not including) the date fixed for redemption.

Any Auction Preferred Stock that remains outstanding after the consummation of the Offer will rank pari passu with the New Preferred Stock (as defined in Section 5 of this Offer to Purchase) that the Fund proposes to issue through a private offering.

How do I obtain additional information?

If you own Auction Preferred Stock through a broker or other Nominee Holder, you can call your broker or other Nominee Holder. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery, the Notice of Withdrawal and all other tender offer documents should be directed to Georgeson LLC (the “Information Agent”), toll free at (800) 932-9864. Questions about how to tender your Auction Preferred Stock should be directed to the Information Agent.

TO THE AUCTION PREFERRED STOCKHOLDERS OF

ALLIANCEBERNSTEIN NATIONAL MUNICIPAL INCOME FUND, INC.

INTRODUCTION

AllianceBernstein National Municipal Income Fund, Inc. (the “Fund”), a Maryland corporation registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end, diversified management investment company, hereby offers to purchase for cash up to 100% of its Auction Preferred Shares Series M, Auction Preferred Shares Series T, Auction Preferred Shares Series W and Auction Preferred Shares Series TH, par value $0.001 per share (the “Auction Preferred Stock”), at 98.75% of the liquidation preference of $25,000 per share (or $24,687.50 per share), plus any unpaid dividends accrued until 5:00 p.m., New York City time, on December 13, 2018, or such later date to which the Offer is extended (the “Termination Date”), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the “Offer”). The depositary for the Offer is The Bank of New York Mellon (the “Depositary”). The Fund has provided to record holders materials for the Offer on or about November 9, 2018.

THE OFFER IS BEING EXTENDED TO ALL HOLDERS OF AUCTION PREFERRED STOCK (“AUCTION PREFERRED STOCKHOLDERS”) AND IS CONDITIONED UPON THE FUND’S ISSUANCE OF NEW PREFERRED STOCK WITH AN AGGREGATE LIQUIDATION PREFERENCE AT LEAST EQUAL TO THE AGGREGATE LIQUIDATION PREFERENCE OF AUCTION PREFERRED STOCK ACCEPTED IN THE OFFER, AND CERTAIN OTHER CONDITIONS AS OUTLINED HEREIN AND IN THE LETTER OF TRANSMITTAL. SEE SECTION 12 OF THIS OFFER TO PURCHASE.

NONE OF THE FUND, ITS BOARD OF DIRECTORS OR ALLIANCEBERNSTEIN L.P. (“ADVISER”), THE FUND’S INVESTMENT ADVISER, MAKES ANY RECOMMENDATION AS TO WHETHER TO TENDER OR NOT TO TENDER SHARES IN THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN AND IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND, ITS BOARD OF DIRECTORS OR THE ADVISER. THE FUND HAS BEEN ADVISED THAT NO DIRECTOR OR OFFICER OF THE FUND INTENDS TO TENDER ANY AUCTION PREFERRED STOCK PURSUANT TO THE OFFER.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR ON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

As of the date of this Offer to Purchase, there were 3,685 shares of Auction Preferred Stock issued and outstanding.

No fees or commission will be payable to the Fund in connection with the Offer. However, if you own Auction Preferred Stock through a broker, dealer, commercial bank, trust company or other nominee (“Nominee Holder”), and your broker or other Nominee Holder tenders your Auction Preferred Stock on your behalf, your broker or other Nominee Holder may charge you a fee for doing so. You should consult your broker or other Nominee Holder to determine whether any charges will apply.

Any Auction Preferred Stock acquired by the Fund pursuant to the Offer will be retired automatically and will have the status of unissued shares. Tendering Auction Preferred Stockholders may be obligated to pay brokerage fees or commissions or, subject to Instruction 4 of the Letter of Transmittal, transfer taxes on the purchase of Auction Preferred Stock by the Fund.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

1. Terms of the Offer; Extension of the Offer; Amendment; Termination Date. Upon the terms and subject to the conditions set forth in the Offer, the Fund will accept for payment, and pay for, up to 100% of the Fund’s outstanding Auction Preferred Stock validly tendered on or prior to 5:00 p.m., New York City time, on December 13, 2018, or such later date to which the Offer is extended (the “Termination Date”) and not withdrawn as permitted by Section 4 of this Offer to Purchase.

The price to be paid for the Auction Preferred Stock is an amount per share, net to the seller in cash, equal to 98.75% of the liquidation preference of $25,000 per share (or $24,687.50 per share), plus any unpaid dividends accrued through the Termination Date. Under no circumstances will interest be paid on the offer price for tendered Auction Preferred Stock, regardless of any extension of or amendment to the Offer or any delay in paying for such Auction Preferred Stock.

The Fund expressly reserves the right, in its sole and absolute discretion, at any time or from time to time, to extend the period of time during which the Offer is open by making a public announcement thereof. Any such announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Termination Date. During the extension, all Auction Preferred Stock previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering Auction Preferred Stockholder to withdraw his or her Auction Preferred Stock.

The Fund also reserves the right, at any time and from time to time up to and including the Termination Date, to (a) upon the occurrence or non-occurrence, as applicable, of any of the conditions specified in Section 12 of this Offer to Purchase, the Fund may (i) terminate the Offer and not purchase or pay for any Auction Preferred Stock or, (ii) subject to applicable law, postpone payment for Auction Preferred Stock; and (b) amend the Offer in any respect by making a public announcement thereof. Such public announcement will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Termination Date. Without limiting the manner in which the Fund may choose to make a public announcement of extension, termination or amendment, except as provided by applicable law, the Fund shall have no obligation to publish, advertise or otherwise communicate any such public announcement.

If the Fund materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Fund will extend the Offer to the extent required by rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These rules require that the minimum period during which the Offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i) the Fund increases or decreases the price to be paid for Auction Preferred Stock, or the Fund decreases the number of shares of Auction Preferred Stock being sought, and (ii) the Offer is scheduled to terminate at any time earlier than the termination of a period ending on the tenth (10th) business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended at least until the termination of such period of ten (10) business days.

When considering whether to tender Auction Preferred Stock, Auction Preferred Stockholders should be aware that the payment received pursuant to the Offer will be less than the amount that Auction Preferred Stockholders would be entitled to receive upon redemption of such Auction Preferred Stock under the terms of the Auction Preferred Stock or upon a liquidation of the Fund (to the extent assets are available in such liquidation).

The Fund’s offer is being made to all of the Fund’s Auction Preferred Stockholders. The Offer is conditioned on (i) the closing of the proposed private offering of New Preferred Stock with an aggregate liquidation preference at least equal to the aggregate liquidation preference of Auction Preferred Stock accepted in the Offer and (ii) certain other conditions as set forth in the Offer. See Section 12 of this Offer to Purchase for additional information about the conditions of the Offer.

Subject to the terms and conditions of the Offer, the Fund will pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of the Offer in accordance with the terms as set forth in Section 2 of this Offer to Purchase below. Any extension, delay or termination will be followed as promptly as practicable by notification thereof.

2. Acceptance for Payment and Payment for Auction Preferred Stock. Upon the terms and subject to the conditions of the Offer, the Fund will accept for payment, and will pay cash for, Auction Preferred Stock validly tendered on or before the Termination Date, and not properly withdrawn in accordance with Section 4 of this Offer to Purchase, promptly after the Termination Date in accordance with the procedures set forth below. In all cases, payment for Auction Preferred Stock tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of confirmation of a book-entry transfer of such Auction Preferred Stock, and any other required documents as described in Section 3 of this Offer to Purchase. The Fund expressly reserves the right, in its sole and absolute discretion, to delay the acceptance for payment of, or payment for, Auction Preferred Stock, in order to comply, in whole or in part, with any applicable law.

For purposes of the Offer, the Fund will be deemed to have accepted for payment Auction Preferred Stock validly tendered and not properly withdrawn in accordance with Section 4 of this Offer to Purchase, if and when it gives or causes to be given oral or written notice to the Depositary of its acceptance for payment of such Auction Preferred Stock pursuant to the Offer. Payment for Auction Preferred Stock accepted for payment pursuant to the Offer will be made by deposit of the aggregate purchase price therefor with the Depositary, which will act as agent for the tendering Auction Preferred Stockholders for purposes of receiving payments from the Fund and transmitting such payments to the tendering Auction Preferred Stockholders. Under no circumstances will interest on the purchase price for Auction Preferred Stock be paid, regardless of any delay in making such payment. If the Fund increases the consideration to be paid for Auction Preferred Stock pursuant to the Offer, the Fund will pay such increased consideration for all Auction Preferred Stock purchased pursuant to the Offer.

If any tendered Auction Preferred Stock is not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or is not accepted because of an invalid tender, such unpurchased Auction Preferred Stock will be returned via credit to an account maintained at the Book-Entry Transfer Facility (as defined below), without expense to you, or to other persons at your discretion, as promptly as practicable following the termination of the Offer.

The purchase price of the Auction Preferred Stock is an amount per share, net to the seller in cash, equal to 98.75% of the liquidation preference of $25,000 per share (or $24,687.50 per share), plus any unpaid dividends accrued through the Termination Date. If you own Auction Preferred Stock through a broker or other Nominee Holder, and your broker or other Nominee Holder tenders your Auction Preferred Stock on your behalf, your broker or other Nominee Holder may charge you a fee for doing so. You should consult your broker or other Nominee Holder to determine whether any charges will apply. Under the circumstances set forth in Instruction 4 of the Letter of Transmittal, Auction Preferred Stockholders may be subject to transfer taxes on the purchase of Auction Preferred Stock by the Fund.

3. Procedure for Tendering Auction Preferred Stock. To tender Auction Preferred Stock pursuant to the Offer, either (i) you must comply with The Depository Trust Company’s Automated Tender Offer Program (“ATOP”) procedures in which the Depositary must receive delivery of such Auction Preferred Stock pursuant to the procedures for book-entry transfer described below (and a timely confirmation of such delivery into its account at The Depository Trust Company through ATOP along with an Agent’s Message (as defined below)) by the Termination Date, or (ii) the guaranteed delivery procedures described below must be complied with.

Auction Preferred Stockholders whose Auction Preferred Stock is registered in the name of a broker or other Nominee Holder should contact such Nominee Holder if they desire to tender their Auction Preferred Stock. Such Auction Preferred Stockholders may need to inform their brokers or other Nominee Holders of any decision to tender Auction Preferred Stock, and deliver any required materials, before 5:00 p.m., New York City time, on the Termination Date. You should consult your broker or other Nominee Holder to determine when you would need to inform such Nominee Holder of any decision to tender Auction Preferred Stock and to deliver any required materials to them in order to tender your Auction Preferred Stock.

Participants in ATOP must electronically transmit their acceptance of the Offer by causing The Depository Trust Company to transfer the Auction Preferred Stock to the Depositary in accordance with ATOP procedures for transfer. The Depository Trust Company will then send an Agent’s Message to the Depositary.

Book-Entry Delivery. The Depositary will make a request to establish an account with respect to the Auction Preferred Stock at The Depository Trust Company (the “Book-Entry Transfer Facility”) for purposes of the Offer promptly after the date of the Offer, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Auction Preferred Stock by causing the Book-Entry Transfer Facility to transfer such Auction Preferred Stock into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of Auction Preferred Stock may be effected through book-entry transfer, an Agent’s Message and any other required documents must, in any case, be received by the Depositary at its address set forth on the back cover of this Offer to Purchase by the Termination Date, or the guaranteed delivery procedure described below must be complied with. Delivery of any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary. “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation which states that (i) the Book-Entry Transfer Facility has received an express acknowledgment from the participant in its ATOP that is tendering the Auction Preferred Stock that are the subject of such book-entry confirmation, (ii) the participant has received, and agrees to be bound by, the terms of the Offer, and (iii) the Fund may enforce such agreement against such participant. Delivery of an Agent’s Message will also constitute an acknowledgment from the tendering participant that the representations described in the Offer are true and correct.

Guaranteed Delivery. If an Auction Preferred Stockholder wishes to tender Auction Preferred Stock pursuant to the Offer and cannot deliver such Auction Preferred Stock and all other required documents to the Depositary by the Termination Date, or cannot complete the procedure for delivery by book-entry transfer on a timely basis, the Auction Preferred Stockholder may nevertheless tender such Auction Preferred Stock if all of the following conditions are met:

(i) for Auction Preferred Stock held in street name, such tender is made by or through an eligible institution;

(ii) a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by the Fund is received by the Depositary (as provided below) by the Termination Date; and

(iii) an Agent’s Message or a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantee and any other documents required by the Letter of Transmittal and, for Auction Preferred Stock held in street name, confirmation of a book-entry transfer of such Auction Preferred Stock into the Depositary’s account at the Book-Entry Transfer Facility, are received by the Depositary within three New York Stock Exchange (“NYSE”) regular trading days after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand or mail to the Depositary and must include a guarantee by an eligible institution in the form set forth in such Notice. The method of delivery of Auction Preferred Stock and all other required documents, including through the Book-Entry Transfer Facility, is at your option and risk and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

U.S. Federal Income Tax Withholding. Under U.S. federal income tax law, the gross proceeds otherwise payable to an individual or certain non-corporate Auction Preferred Stockholders pursuant to the Offer may be subject to a 24% backup withholding tax unless the Auction Preferred Stockholder provides the information described in Section 7 below. In addition, under certain circumstances, a withholding rate of 30% (or a lower applicable treaty rate) may be applied to the gross payments payable to a Non-U.S. Auction Preferred Stockholder, as described in Section 7 below.

For a discussion of certain federal income tax consequences to tendering U.S. Auction Preferred Stockholders, see Section 7 of this Offer to Purchase.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt), payment and acceptance for payment of any tender of Auction Preferred Stock will be determined by the Fund in its sole and absolute discretion, which determination shall be final and binding. The Fund reserves the absolute right to reject any and all tenders of Auction Preferred Stock it determines not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Auction Preferred Stock. No tender of Auction Preferred Stock will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Fund, the Adviser, the Depositary, the Information Agent or any other person shall be under any duty to give notification of any defects or irregularities in tenders, nor shall any of the foregoing incur any liability for failure to give any such notification. The Fund’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and instructions thereto) will be final and binding.

Your Representation and Warranty; Our Acceptance Constitutes an Agreement. A tender of Auction Preferred Stock under any of the procedures described above will constitute your acceptance of the terms and conditions of the Offer, as well as your representation and warranty to the Fund that you have the full power and authority to tender, sell, assign and transfer the Auction Preferred Stock tendered, as specified in the Letter of Transmittal or otherwise.

The Fund’s acceptance for payment of Auction Preferred Stock tendered under the Offer will constitute a binding agreement between you and the Fund with respect to such Auction Preferred Stock, upon the terms and conditions of the Offer described in this and related documents.

By making the book-entry transfer of Auction Preferred Stock as described above, subject to, and effective upon, acceptance for payment of the Auction Preferred Stock tendered in accordance with the terms and subject to the conditions of the Offer, in consideration of the acceptance for payment of such Auction Preferred Stock in accordance with the terms of the Offer, the tendering Auction Preferred Stockholder shall be deemed to sell, assign and transfer to, or upon the order of, the Fund all right, title and interest in and to all the Auction Preferred Stock that is being tendered and that is being accepted for purchase pursuant to the Offer (and any and all dividends, distributions, other shares or other securities or rights declared or issuable in respect of such Auction Preferred Stock after the Termination Date) and irrevocably constitute and appoint the Depositary the true and lawful agent and attorney-in-fact of the undersigned with respect to such Auction Preferred Stock (and any such dividends, distributions, other shares or securities or rights), with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Auction Preferred Stock (and any such other dividends, distributions, other shares or securities or rights), together with all accompanying evidences of transfer and authenticity to or upon the order of the Fund, upon receipt by the Depositary, as the agent of the tendering Auction Preferred Stockholder, of the purchase price; (b) present such Auction Preferred Stock (and any such other dividends, distributions, other shares or securities or rights) for transfer on the books of the Fund; and (c) receive all benefits and otherwise exercise all rights of beneficial ownership of such Auction Preferred Stock (and any such other dividends, distributions, other shares or securities or rights), all in accordance with the terms of the Offer. Upon such acceptance for payment, all prior powers of attorney given by the tendering Auction Preferred Stockholder with respect to such Auction Preferred Stock (and any such other dividends, distributions, other shares or securities or rights) will, without further action, be revoked and no subsequent powers of attorney may be given by the tendering Auction Preferred Stockholder (and, if given, will not be effective).

By making the book-entry transfer of Auction Preferred Stock as described above, and in accordance with the terms and conditions of the Offer, the tendering Auction Preferred Stockholder also shall be deemed to represent and warrant that: (a) the tendering Auction Preferred Stockholder has full power and authority to tender, sell, assign and transfer the tendered Auction Preferred Stock (and any such other dividends, distributions, other shares or securities or rights declared or issuable in respect of such Auction Preferred Stock after the Termination Date); (b) when and to the extent the Fund accepts the Auction Preferred Stock for purchase, the Fund will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges, proxies, encumbrances or other obligations relating to their sale or transfer, and not subject to any adverse claim; (c) on request, the tendering Auction Preferred Stockholder will execute and deliver any additional documents deemed by the Depositary or the Fund to be necessary or desirable to complete the sale, assignment and transfer of the tendered Auction Preferred Stock (and any such other dividends, distributions, other shares or securities or rights declared or issuable in respect of such Auction Preferred Stock after the Termination Date); and (d) the tendering Auction Preferred Stockholder has read the documents relating to the Offer and agreed to all of the terms of the Offer.

4. Rights of Withdrawal. Tenders of Auction Preferred Stock made pursuant to the Offer may be withdrawn at any time prior to the Termination Date. If your Auction Preferred Stock is registered in the name of your broker or other Nominee Holder, you may need to allow such Nominee Holder additional time to withdraw your tendered Auction Preferred Stock. You should consult your broker or other Nominee Holder to determine if there is an earlier deadline by which you must inform such Nominee Holder of any decision to withdraw your tendered Auction Preferred Stock. After the Termination Date, Auction Preferred Stock may not be withdrawn except as otherwise provided in this Section 4.

To be effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the last page of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered such Auction Preferred Stock to be withdrawn, the number of shares of Auction Preferred Stock to be withdrawn, and the names in which the Auction Preferred Stock to be withdrawn are registered. Any signature on the notice of withdrawal must be guaranteed by an Eligible Institution. In addition, if the Auction Preferred Stock tendered was held in book-entry form, such notice must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Auction Preferred Stock.

All questions as to the form and validity, including time of receipt, of any notice of withdrawal will be determined by the Fund, in its sole and absolute discretion, which determination shall be final and binding. None of the Fund, the Adviser, the Depositary or any other person shall be under any duty to give notification of any defects or irregularities in any notice of withdrawal nor shall any of the foregoing incur any liability for failure to give such notification.

Withdrawals may not be rescinded and any Auction Preferred Stock properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Auction Preferred Stock may be re-tendered by following the procedures described in Section 3 of this Offer to Purchase at any time prior to the Termination Date.

5. Source and Amount of Funds; Effect of the Offer. If 100% of the outstanding Auction Preferred Stock is purchased pursuant to the Offer, the estimated cost to the Fund, not including fees and expenses incurred in connection with the Offer, will be approximately $90,973,437.50 plus any unpaid dividends accrued through the Termination Date.

The Fund intends to use proceeds from a private offering (the “Private Offering”) of new preferred stock (“New Preferred Stock”), which is expected to close promptly after the Termination Date, and/or cash on hand and proceeds from the sale of securities in the Fund’s investment portfolio to pay the purchase price for Auction Preferred Stock accepted for payment. See Section 12 of this Offer to Purchase.

The issuance of New Preferred Stock would enable the Fund to replace any tendered Auction Preferred Stock and maintain its current leverage levels. The cost of leverage to the Fund resulting from the issuance of New Preferred Stock is expected to vary over time and to differ from, and in some cases may exceed, the cost of leverage associated with the Auction Preferred Stock.

The Private Offering is subject to customary closing conditions. The Fund does not have any alternative financing arrangements or alternative financing plans in the event the Private Offering fails to close.

Purchase Price in the Offer is Less than Liquidation Preference. The purchase price of the Auction Preferred Stock reflects a 1.25% discount to the liquidation preference of $25,000 per share of Auction Preferred Stock. As a result, Auction Preferred Stockholders who tender their Auction Preferred Stock for purchase by the Fund pursuant to the Offer will realize less than they are entitled to receive upon a liquidation of the Fund (to the extent assets are available in such liquidation). In addition, in the event the Fund were to effect a redemption of Auction Preferred Stock pursuant to its terms, the Fund would be required to pay a redemption price per share equal to the sum of $25,000 plus an amount equal to accumulated but unpaid dividends thereon (whether or not earned or declared) to (but not including) the date fixed for redemption. The Fund may consider in the future, based upon circumstances existing at such time, what action, if any, to take with respect to any Auction Preferred Stock that remains outstanding after the Offer, including a redemption of such Auction Preferred Stock.

If fewer than all of the outstanding shares of Auction Preferred Stock are tendered, the Fund expects to operate after the Offer with Auction Preferred Stock, New Preferred Stock and existing Preferred Stock outstanding, and the New Preferred Stock will rank pari passu with Auction Preferred Stock.

Effect on Net Asset Value of Common Stock. Auction Preferred Stockholders should note that the Offer is expected to result in accretion to the net asset value of the Fund’s shares of common stock, par value $0.001 (the “Common Stock”) following the Offer, because the tender price represents a 1.25% discount to the liquidation preference of $25,000 for each share of Auction Preferred Stock, which is the amount an Auction Preferred Stockholder would be entitled to receive, after payment of the Fund’s liabilities, in the event of a liquidation of the Fund (to the extent assets are available). In addition, the price to be paid in the Offer represents a discount to the amount payable upon a redemption of the Auction Preferred Stock pursuant to its terms.

The Fund is required by law to pay for tendered Auction Preferred Stock it accepts for payment promptly after the Termination Date of the Offer. Because the Fund will not know the number of shares of Auction Preferred Stock tendered until the Termination Date, the Fund will not know until the Termination Date the amount of cash required to pay for such Auction Preferred Stock. If, on or prior to the Termination Date, the Fund does not have, or believes it is unlikely to have, sufficient cash to pay for all Auction Preferred Stock tendered, it may extend the Offer to allow additional time to raise sufficient cash.

Lack of Market for Auction Preferred Stock. The Auction Preferred Stock is not listed and does not trade on any securities exchange. Furthermore, the Fund believes that no well-established secondary market for auction rate securities exists today. Therefore, to the Fund’s knowledge, no trading market for the Auction Preferred Stock has been established outside the auction process and no price history is available. In addition, since mid-February 2008, the auctions for the Auction Preferred Stock have failed.

The number of shares of Auction Preferred Stock outstanding subsequent to completion of the Offer will depend on the number of shares of Auction Preferred Stock tendered and purchased in the Offer. Any Auction Preferred Stock not tendered pursuant to the Offer will remain issued and outstanding until repurchased or redeemed by the Fund. Although it has no current plan to do so, if at some future point the Fund were to redeem the Auction Preferred Stock in accordance with its terms, it would be required to pay the sum of the full liquidation preference of $25,000 per share plus an amount equal to accumulated but unpaid dividends thereon (whether or not earned or declared) to (but not including) the date fixed for redemption. As described above, there have not been sufficient clearing bids in the recent auctions to effect transfers of the Auction Preferred Stock and there can be no assurance that there will be future liquidity for the Auction Preferred Stock. In making any decision as to whether to effect a redemption of any Auction Preferred Stock remaining outstanding following the consummation of the Offer, the Fund will take into account the particular facts and circumstances that may then exist, including its then current financial position and liquidity, the market for the investments held by the Fund, the distribution rate on the Auction Preferred Stock and such other factors as the Fund deems relevant.

6. Purpose of the Offer. The purpose of the Offer is to provide liquidity for Auction Preferred Stockholders and provide a benefit to the Fund and its holders of Common Stock (the “Common Stockholders”).

The Fund issued the Auction Preferred Stock for purposes of investment leverage to augment the amount of investment capital available for use in the pursuit of the Fund’s investment objective. Through the use of leverage, the Fund, similar to other closed-end funds, sought to enhance the distributions and investment return available over time to the Common Stockholders by earning a rate of portfolio return (which includes the return related to investments made with the proceeds from leverage) that exceeds the leverage cost, typically over the long term.

Under market conditions as they existed prior to the first quarter of 2008, distribution rates on the Auction Preferred Stock for each rate period generally were set at the market clearing rate determined through an auction process maintained and administered by unaffiliated broker-dealers that brought together bidders, who sought to buy Auction Preferred Stock, and holders of Auction Preferred Stock, who sought to sell their Auction Preferred Stock. The terms of the Auction Preferred Stock generally provide that, if an auction fails to establish a market clearing rate (because of an imbalance of sell orders over bids), the distribution payment rate over the next distribution period is set at the “Maximum Rate” and holders will continue to hold their Auction Preferred Stock. As a result, in a failed auction, holders of Auction Preferred Stock who desire to sell their Auction Preferred Stock are unable to do so. A failed auction is not a default under the terms of the Auction Preferred Stock. In the case of a failed auction, the Fund continues to pay distributions, but at the specified Maximum Rate rather than at a market clearing rate.

Consistent with patterns in the broader market for auction rate securities, beginning in mid-February 2008, each auction of the Auction Preferred Stock has not attracted sufficient clearing bids for there to be a successful auction. As a result, the Maximum Rate has been triggered and holders attempting to sell their Auction Preferred Stock through such auctions have been unsuccessful.

The periodic auctions for auction rate securities like the Auction Preferred Stock are not occurring, and the Fund believes that such auctions are unlikely to re-start in the near future, if at all. The Fund also believes that no well-established secondary market for auction rate securities exists today.

The Fund conducted a tender offer in August 2015 for its Auction Preferred Stock at a price reflecting a discount to its liquidation preference. In that offer, the Fund offered to purchase up to 100% of the Auction Preferred Stock, at a price equal to 94% of the liquidation preference of $25,000 per share (or $23,500 per share). In aggregate, the Fund accepted for payment 6,004 shares of Auction Preferred Stock, which represented approximately $150,100,000 or 62% of its outstanding Auction Preferred Stock (at $25,000 per share). The difference of $8,926,042 between the liquidation preference of the Auction Preferred Stock and the actual purchase price of the tendered Auction Preferred Stock, net of transaction expenses, was recorded as a gain by the Fund, resulting in net asset value (NAV) accretion of 2.15%.

The Fund has sought to provide liquidity to Auction Preferred Stockholders and benefit Common Stockholders, without impairing the Fund’s ability to maintain its investment leverage. By offering to purchase the Auction Preferred Stock at a discount and by conditioning the Offer on the Fund closing on the proposed issuance of New Preferred Stock with an aggregate liquidation preference at least equal to the aggregate liquidation preference of Auction Preferred Stock accepted in the Offer, the Fund believes that it will be able to achieve these objectives.

NONE OF THE FUND, ITS BOARD OF DIRECTORS OR THE ADVISER MAKES ANY RECOMMENDATION TO ANY AUCTION PREFERRED STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OF SUCH AUCTION PREFERRED STOCKHOLDER’S SHARES, AND NONE OF SUCH PERSONS HAS AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. AUCTION PREFERRED STOCKHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES.

7. Federal Income Tax Consequences of the Offer. The following discussion describes certain U.S. federal income tax consequences of tendering Auction Preferred Stock in the Offer. Except where noted, it deals only with Auction Preferred Stock held as capital assets by a U.S. Auction Preferred Stockholder and does not deal with special situations, such as those of dealers in securities or commodities, traders in securities that elect to mark their holdings to market, financial institutions, tax-exempt organizations, insurance companies, U.S. expatriates, persons liable for the alternative minimum tax, persons holding Auction Preferred Stock as a part of a hedging, conversion or constructive sale transaction or a straddle or U.S. Auction Preferred Stockholders whose functional currency is not the U.S. dollar. Furthermore, this discussion assumes that no Auction Preferred Stockholder actually or, pursuant to certain constructive ownership rules in Section 318 of the Internal Revenue Code of 1986, as amended (the “Code”), constructively holds Common Stock in the Fund. An Auction Preferred Stockholder who actually or constructively holds Common Stock in the Fund may have different tax considerations and consequences from those described below and should consult its tax advisor about the special tax considerations and consequences that may apply or arise. The discussion below is based upon the provisions of the Code, and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in U.S. federal income tax consequences different from those discussed below. Auction Preferred Stockholders should consult their own tax advisors concerning the U.S. federal income tax consequences of participating in the Offer in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

If a partnership holds Auction Preferred Stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Auction Preferred Stock, you should consult your tax advisors.

As used herein, a “U.S. Auction Preferred Stockholder” means an Auction Preferred Stockholder that is (i) a citizen or individual resident of the U.S., (ii) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust if it (x) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (y) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A “Non-U.S. Auction Preferred Stockholder” is an Auction Preferred Stockholder that is neither a U.S. Auction Preferred Stockholder nor a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes).

U.S. Preferred Stockholders. An exchange of Auction Preferred Stock for cash in the Offer will be a taxable transaction for U.S. federal income tax purposes. As a consequence of the exchange, a tendering U.S. Auction

Preferred Stockholder will, depending on such U.S. Auction Preferred Stockholder’s particular circumstances, be treated either as recognizing gain or loss from the disposition of the Auction Preferred Stock or as receiving a dividend distribution from the Fund. Under Section 302(b) of the Code, a sale of Auction Preferred Stock pursuant to the Offer generally will be treated as a sale or exchange if the receipt of cash by the U.S. Auction Preferred Stockholder: (a) results in a complete termination of the U.S. Auction Preferred Stockholder’s interest in the Fund, or (b) is not essentially equivalent to a dividend with respect to the U.S. Auction Preferred Stockholder. In determining whether either of these tests has been met, Auction Preferred Stock actually owned, as well as Auction Preferred Stock considered to be owned by the U.S. Auction Preferred Stockholder by reason of certain constructive ownership rules set forth in Section 318 of the Code, generally must be taken into account. The sale of Auction Preferred Stock pursuant to the Offer generally will be treated as “not essentially equivalent to a dividend” with respect to a U.S. Auction Preferred Stockholder if the reduction in the U.S. Auction Preferred Stockholder’s proportionate interest in the Fund’s stock as a result of the Fund’s purchase of Auction Preferred Stock constitutes a “meaningful reduction” of the U.S. Auction Preferred Stockholder’s interest.

If any of the above two tests for sale or exchange treatment is met, a U.S. Auction Preferred Stockholder will recognize gain or loss equal to the difference between the price paid by the Fund for the Auction Preferred Stock purchased in the Offer (which price would not include, for these purposes, any amount attributable to unpaid dividends that have been declared and have accrued through the Termination Date, the treatment of which is described below) and the U.S. Auction Preferred Stockholder’s adjusted basis in such Auction Preferred Stock. If such Auction Preferred Stock is held as a capital asset, the gain or loss will be capital gain or loss. Any such capital gain or loss will generally be short-term capital gain or loss if the shares of Auction Preferred Stock have been held for one year or less and long-term capital gain or loss if the shares of Auction Preferred Stock have been held for more than one year. However, any losses realized by a U.S. Auction Preferred Stockholder who has held his or her Auction Preferred Stock for six months or less will be disallowed to the extent of any “exempt-interest dividends” received with respect to such Auction Preferred Stock and, if not disallowed, will be treated as long-term capital losses to the extent of any “capital gain dividends” received (or amounts designated as undistributed capital gains) with respect to such Auction Preferred Stock. The maximum tax rate applicable to capital gains recognized by individuals and other non-corporate taxpayers is (i) the same as the applicable ordinary income rate for short-term capital gains or (ii) 20% for long-term capital gains. The deductibility of capital losses is subject to limitations. To the extent that a U.S. Auction Preferred Stockholder receives any amount attributable to unpaid dividends that have been declared and have accrued through the Termination Date, such amount generally will be treated as a dividend taxable as ordinary income to the extent of such U.S. Auction Preferred Stockholder’s allocable share of the Fund’s current or accumulated earnings and profits, unless the Fund properly designates such dividend as an “exempt-interest dividend” (exempt from regular federal income tax) or a “capital gain dividend” (taxable at long-term capital gain rates). Such dividend generally will not be eligible for the dividends received deduction allowed to corporations or for the reduced rates applicable to certain qualified dividend income received by non-corporate Auction Preferred Stockholders.

If the requirements of Section 302(b) of the Code are not met, amounts received by a U.S. Auction Preferred Stockholder who sells Auction Preferred Stock pursuant to the Offer will be treated as a dividend to the extent of such U.S. Auction Preferred Stockholder’s allocable share of the Fund’s current or accumulated earnings and profits. Any such dividend generally will be taxable as ordinary income unless the Fund properly designates such dividend as an “exempt-interest dividend” (exempt from regular federal income tax) or a “capital gain dividend” (taxable at long-term capital gain rates). Such dividend generally will not be eligible for the dividends received deduction allowed to corporations or for the reduced rates applicable to certain qualified dividend income received by non-corporate Auction Preferred Stockholders. To the extent that cash received in exchange for Auction Preferred Stock is treated as a dividend to a corporate U.S. Auction Preferred Stockholder, such corporate U.S. Auction Preferred Stockholder may be subject to the “extraordinary dividend” provisions of Section 1059 of the Code. Corporate U.S. Auction Preferred Stockholders should consult their tax advisors concerning the application of the “extraordinary dividend” provisions in their particular circumstances. To the extent that amounts received exceed such U.S. Auction Preferred Stockholder’s allocable share of the Fund’s current and accumulated earnings and profits for a taxable year, the distribution will first be treated as a non-taxable return of capital, causing a reduction in the adjusted basis of such U.S. Auction Preferred Stockholder’s Auction Preferred Stock and any amounts in excess of the U.S. Auction Preferred Stockholder’s adjusted basis will constitute taxable gain. Any remaining adjusted basis in the Auction Preferred Stock tendered to the Fund will be transferred to any remaining Auction Preferred Stock held by such U.S. Auction Preferred Stockholder.

Backup Federal Income Tax Withholding. Backup withholding tax of 24% may be imposed on the gross proceeds paid to a tendering U.S. Auction Preferred Stockholder unless the U.S. Auction Preferred Stockholder provides to the applicable withholding agent, generally on an IRS Form W-9 or substitute form its taxpayer identification number (employer identification number of social security number), certifies as to no loss of exemption from backup withholding, complies with applicable requirements of the backup withholding rules or is otherwise exempt from backup withholding. In order for a Non-U.S. Auction Preferred Stockholder to qualify as an exempt recipient not subject to backup withholding, such Non-U.S. Auction Preferred Stockholder must certify as to their non-U.S. status to the applicable withholding agent, generally on an IRS Form W-8 or substitute form. Backup withholding is not an additional federal income tax. Rather, the federal income tax liability of a person subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained provided that the required information is furnished to the Internal Revenue Service. Tendering Auction Preferred Stockholders are urged to consult their own tax advisors and the applicable withholding agent, such as their broker or other Nominee Holder about the requirements. The Depositary is not acting as a withholding agent in connection with the Offer.

Non-U.S. Auction Preferred Stockholders. The U.S. federal income taxation of a Non-U.S. Auction Preferred Stockholder with respect to an exchange of Auction Preferred Stock for cash pursuant to the Offer will depend on the tax characterization of the transaction, determined in the same manner as discussed above for U.S. Auction Preferred Stockholders. Generally, if the exchange is treated as a sale or exchange under Section 302(b) of the Code, any gain realized by a Non-U.S. Auction Preferred Stockholder will not be subject to U.S. federal income tax unless (i) such gain is effectively connected with a trade or business carried on in the U.S. by such Non-U.S. Auction Preferred Stockholder (and, if an income tax treaty applies, is attributable to a U.S. permanent establishment) or (ii) the Non-U.S. Auction Preferred Stockholder is an individual who is physically present in the U.S. for 183 days or more during the taxable year of the sale and certain other conditions are met.

If, however, all or a portion of the proceeds received by a tendering Non-U.S. Auction Preferred Stockholder is treated for U.S. federal income tax purposes as a distribution by the Fund that is a dividend (including any amount attributable to unpaid dividends that have been declared and have accrued through the Termination Date), absent a statutory exemption, the dividend received or deemed received by the Non-U.S. Auction Preferred Stockholder will be subject to a U.S. withholding tax at the rate of 30% (or such lower rate as may be applicable under a tax treaty). Therefore, an applicable withholding agent may withhold U.S. federal income taxes equal to 30% of the gross payments payable to a Non-U.S. Auction Preferred Stockholder unless the agent determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the U.S. In order to obtain a reduced rate of withholding pursuant to a tax treaty, a Non-U.S. Auction Preferred Stockholder must deliver a properly completed and executed IRS Form W-8BEN or W-8BEN-E. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the U.S., a Non-U.S. Auction Preferred Stockholder must deliver a properly completed and executed IRS Form W-8ECI. A Non-U.S. Auction Preferred Stockholder may be eligible to obtain a refund of all or a portion of any tax withheld if such Non-U.S. Auction Preferred Stockholder meets one of the “complete termination” or “not essentially equivalent to a dividend” tests described above or is otherwise able to establish that no tax or a reduced amount of tax is due. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding. Non-U.S. Auction Preferred Stockholders are urged to consult their own tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

In addition, a Non-U.S. Auction Preferred Stockholder (other than an individual) may be subject to a 30% withholding tax under Sections 1471-1474 of the Code (such Sections commonly referred to as “FATCA”) unless such Non-U.S. Auction Preferred Stockholder establishes an exemption from such withholding tax under FATCA, typically on IRS Form W-8BEN-E.

The tax discussion set forth above is included for general information only. Each Auction Preferred Stockholder is urged to consult his or her own tax advisor to determine the particular tax consequences to him or her of the Offer, including the applicability and effect of state, local and foreign tax laws.

8. Selected Financial Information. The audited financial statements of the Fund for the period from November 1, 2016 through October 31, 2017 appear in the Fund’s Annual Report to Stockholders for the year ended October 31, 2017. The Annual Report has previously been provided to stockholders of the Fund and is incorporated by reference herein. The unaudited, semi-annual financial statements of the Fund for the period ended April 30, 2018 appear in the Fund’s Semi-Annual Report to Stockholders for the period ended April 30, 2018. The Semi-Annual Report was provided to stockholders of the Fund on or about July 1, 2018 and is incorporated by reference herein. Copies of the Annual Report and the Semi-Annual Report can be obtained for free at the website of the Securities and Exchange Commission (the “SEC”) (http://www.sec.gov).

9. Certain Information Concerning the Fund and the Adviser. The Fund is a closed-end, diversified management investment company incorporated under the laws of the State of Maryland. The Fund seeks to provide high current income exempt from regular federal income tax by investing substantially all of its net assets in municipal securities that pay interest that is exempt from federal income tax. The principal executive offices and business address of the Fund are located at 1345 Avenue of the Americas, New York, New York 10105. The Fund’s business telephone number is (800) 221-5672.

The Adviser is a limited partnership organized under the laws of Delaware on April 6, 1999 and an investment adviser registered under the Investment Advisers Act of 1940, as amended. The principal business address of the Adviser is 1345 Avenue of the Americas, New York, New York 10105. As of September 30, 2018, the ownership structure of the Adviser, expressed as a percentage of general and limited partnership interests, was as follows:

AXA Equitable Holdings and its subsidiaries	63.7%
AllianceBernstein Holding L.P.	35.5
Unaffiliated holders	0.8

100.0%

During 2017, AXA S.A. (“AXA”), a French holding company for the AXA Group, a worldwide leader in life, property and casualty and health insurance and asset management, announced its intention to pursue the sale of a minority stake in its subsidiary AXA Equitable Holdings, Inc. (“AXA Equitable”), the holding company for a diversified financial services organization, through an initial public offering. AXA Equitable is the holding company for a diverse group of financial services companies, including the Adviser. During the second quarter of 2018, AXA Equitable completed the initial public offering, and, as a result, AXA held approximately 71.9% of the outstanding common stock of AXA Equitable as of June 30, 2018. Contemporaneously with the initial public offering, AXA sold $862.5 million aggregate principal amount of its 7.25% mandatorily exchangeable notes (the “notes”) due May 15, 2021 and exchangeable into up to 43,125,000 shares of common stock (or approximately 7% of the outstanding shares of common stock of AXA Equitable). AXA retains ownership (including voting rights) of such shares of common stock until the notes are exchanged, which may be on a date that is earlier than the maturity date at AXA’s option upon the occurrence of certain events.

AXA has announced its intention to sell its entire interest in AXA Equitable over time, subject to market conditions and other factors (the “Plan”). AXA is under no obligation to do so and retains the sole discretion to determine the timing of any future sales of shares of AXA Equitable common stock.

As of September 30, 2018, AXA Equitable owns approximately 3.9% of the issued and outstanding units representing assignments of beneficial ownership of limited partnership interests in AllianceBernstein Holding L.P. (“AB Holding”). AllianceBernstein Corporation (an indirect wholly-owned subsidiary of AXA Equitable) is the general partner of both AB Holding and the Adviser. As of September 30, 2018, AllianceBernstein Corporation owns 100,000 general partnership units in AB Holding and a 1% general partnership interest in the Adviser.

Including both the general partnership and limited partnership interests in AB Holding and the Adviser, AXA Equitable and its subsidiaries have an approximate 65.1% economic interest in the Adviser as of September 30, 2018.

It is anticipated that one or more of the transactions contemplated by the Plan may ultimately result in the indirect transfer of a “controlling block” of voting securities of the Adviser (a “Change of Control Event”) and therefore may be deemed an “assignment” causing a termination of the Fund’s current investment advisory agreement. In order to ensure that the existing investment advisory services could continue uninterrupted, at its July 31-August 2, 2018 meetings, the Board approved new investment advisory agreements with the Adviser, in connection with the Plan. The Board also agreed to call and hold a joint meeting of shareholders on October 11, 2018 for shareholders of the Fund to (1) approve the new investment advisory agreement with the Adviser that would be effective after the first Change of Control Event and (2) approve any future advisory agreement approved by the Board and that has terms not materially different from the current agreement, in the event there are subsequent Change of Control Events arising from completion of the Plan that terminate the advisory agreement after the first Change of Control Event. Approval of a future advisory agreement means that shareholders may not have another opportunity to vote on a new agreement with the Adviser even upon a change of control, as long as no single person or group of persons acting together gains “control” (as defined in the 1940 Act) of AXA Equitable. At the October 11, 2018 meeting, shareholders of the Fund approved the new and future investment advisory agreements.

Currently, the Adviser and its affiliates do not anticipate that the Plan will have a material impact on the Adviser or any affiliates of the Adviser that provides services to the Fund, including with respect to the following: operations, personnel, organizational structure; capitalization, or financial and other resources. The Adviser’s current leadership and key investment teams are expected to stay in place, and no change in senior management’s strategy for the Adviser is anticipated as a result of the implementation of the Plan. Notwithstanding the foregoing, it is possible that the completion of the Plan, whether implemented through public offerings or other means, could create the potential for disruption to the businesses of AXA Equitable and its subsidiaries. AXA Equitable, today and in the future as a stand-alone entity, is a publicly held U.S. company subject to the reporting requirements of the Exchange Act as well as other U.S. Government and state regulations applicable to public companies that it was not subject to prior to the initial public offering. The Plan may be implemented in phases. During the time that AXA retains a controlling interest in AXA Equitable, circumstances affecting AXA, including restrictions or requirements imposed on AXA by European and other authorities, may also affect AXA Equitable. A failure to implement the Plan could create uncertainty about the nature of the relationship between AXA Equitable and AXA, and could adversely affect AXA Equitable and its subsidiaries including the Adviser. If the Plan is completed, AXA Equitable will no longer be a subsidiary of AXA. AXA Equitable is expected to remain the indirect parent of AllianceBernstein Corporation, the general partner of the Adviser.

The Fund is subject to the information and reporting requirements of the 1940 Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. The Fund has also filed an Offer to Purchase on Schedule TO with the SEC. Such reports and other information should be available for inspection at the public reference room at the SEC’s office, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The Fund’s filings are also available to the public on the SEC’s internet site (http://www.sec.gov). Copies may be obtained, by mail, upon payment of the SEC’s customary charges, by writing to its Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549.

10. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Auction Preferred Stock. The Directors and executive officers of the Fund did not beneficially own Auction Preferred Stock of the Fund as of November 2, 2018. The address of each of them is c/o AllianceBernstein L.P., Attention: Legal & Compliance Department – Mutual Fund Legal, 1345 Avenue of the Americas, New York, NY 10105.

Neither the Fund nor, to the best of the Fund’s knowledge, any of the Fund’s officers or Directors, any person controlling the Fund, or any executive officer or director of any corporation or other person ultimately in control of the Fund, has effected any transaction in Auction Preferred Stock during the past 60 days.

Other than as set forth in the Offer, neither the Fund nor, to the best of the Fund’s knowledge, any of the Fund’s officers or Directors is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly to the Offer with respect to any securities of the Fund, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

Based upon information provided or available to the Fund, no Director, officer or affiliate of the Fund intends to tender Auction Preferred Stock pursuant to the Offer.

11. Certain Legal Matters; Regulatory Approvals. The Fund is not aware of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Auction Preferred Stock by the Fund as contemplated herein. Should any such approval or other action be required, the Fund currently contemplates that such approval or other action will be sought. The Fund is unable to predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Auction Preferred Stock tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Fund’s business. The Fund’s obligations under the Offer to accept for payment and pay for Auction Preferred Stock are subject to certain conditions described in Section  12 of this Offer to Purchase.

12. Certain Conditions to the Offer. Notwithstanding any other provision of the Offer, the Fund will not accept tenders of the Fund’s Auction Preferred Stock if (a) the Fund is unable to close on, under terms acceptable to the Fund, the proposed issuance of New Preferred Stock with an aggregate liquidation preference at least equal to the aggregate liquidation preference of Auction Preferred Stock accepted in the Offer; (b) such transactions, if consummated, would (i) result in delisting of the Fund’s Common Stock from the NYSE, (ii) impair the Fund’s status as a regulated investment company under the Code (which would make the Fund a taxable entity, causing the Fund’s income to be taxed at the fund level in addition to the taxation of Auction Preferred Stockholders who receive distributions from the Fund) or (iii) result in a failure to comply with the applicable asset coverage requirements; (c) there is any (i) legal or regulatory action or proceeding instituted or threatened challenging such transaction, (ii) suspension of or limitation on prices for trading securities generally on the NYSE or any other national securities exchange(s) (including NASDAQ), (iii) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States or New York State, (iv) limitation affecting the Fund imposed by federal or state authorities on the extension of credit by lending institutions, (v) outbreak or escalation of hostilities, declaration by the United States of a national emergency or war, or other calamity or crisis the effect of which on financial markets is such as to make it, in the good faith judgment of the

Board of Directors of the Fund, impractical or inadvisable to proceed with the Offer, or (vi) other event which, in the judgment of the Board of Directors, would have a material adverse effect on the Fund if the Offer were consummated; or (d) the Board of Directors of the Fund determines in good faith that effecting any such transaction would constitute a breach of its fiduciary duty owed to the Fund or its Auction Preferred Stockholders.

The foregoing conditions are for the sole benefit of the Fund and may be asserted by the Fund regardless of the circumstances (including any action or inaction by the Fund) giving rise to any such conditions or may be waived by the Fund in whole or in part at any time and from time to time in its sole and absolute discretion. The failure by the Fund at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Fund concerning the events described in this Section 12 shall be final and binding on all parties.

Notification shall be provided of a material change in, or waiver of, such conditions, and the Offer may, in certain circumstances, be extended in connection with any such change or waiver.

If the Offer is suspended, postponed or terminated, the Fund will provide notice to Auction Preferred Stockholders of such suspension, postponement or termination.

In order to facilitate the Offer, if you own Auction Preferred Stock through a broker or other Nominee Holder, when your broker or other Nominee Holder tenders your Auction Preferred Stock on your behalf, your broker or other Nominee Holder will be required to provide the Depositary with additional contact information for its “auction department” (or similar department), or whoever at your broker or other Nominee Holder submits auction instructions for the Auction Preferred Stock on its behalf. If your broker or other Nominee Holder is unable to provide this contact information, the Fund, in its sole discretion, may waive this requirement.

13. Fees and Expenses. The Fund does not currently anticipate paying any broker or dealer, commercial bank, trust company or other person any solicitation fee for any Auction Preferred Stock purchased pursuant to the Offer. The Fund will reimburse such persons for customary handling and mailing expenses incurred in forwarding the Offer. No such broker, dealer, commercial bank, trust company or other person has been authorized to act as agent of the Fund or the Depositary for purposes of the Offer.

The Fund has retained The Bank of New York Mellon to act as the Depositary and Georgeson LLC to act as the Information Agent. Each of the Depositary and the Information Agent will receive reasonable and customary compensation for its services and will also be reimbursed for certain out of pocket expenses, and will be indemnified against certain liabilities by the Fund.

14. Miscellaneous. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Auction Preferred Stock in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. The Fund may, in its sole and absolute discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction.

The Fund is not aware of any jurisdiction in which the making of the Offer or the acceptance of Auction Preferred Stock in connection therewith would not be in compliance with the laws of such jurisdiction. Consequently, the Offer is currently being made to all holders of Auction Preferred Stock. However, the Fund reserves the right to exclude Auction Preferred Stockholders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. So long as the Fund makes a good faith effort to comply with any state law deemed applicable to the Offer, the Fund believes that the exclusion of Auction Preferred Stockholders residing in such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act.

15. Contacting the Depositary and the Information Agent. The Letter of Transmittal and any other required documents should be sent by each Auction Preferred Stockholder to the Depositary as set forth below.

The Depositary for the Offer is:

The Bank of New York Mellon

Facsimile Copy Number: (732) 667-9408

Telephone: (315) 414-3362

By Mail or Overnight Courier:

The Bank of New York Mellon

Corporate Trust Operations – Reorganization Unit

Attn: Eric Herr

111 Sanders Creek Parkway

East Syracuse, New York 13057

Questions about how to tender your Auction Preferred Stock and requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery, the Notice of Withdrawal and other documents may be directed to the Information Agent at its telephone number and location listed below.

The Information Agent for the Offer is:

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, New York 10104

Toll Free: (800) 932-9864

ALLIANCEBERNSTEIN NATIONAL MUNICIPAL INCOME FUND, INC.

November 9, 2018